Exhibit 99.B.J

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 5, 2000, relating to the financial statements and financial highlights for the year ended October 31, 2000 which appears in the October 31, 2000 Annual Report to Shareholders of Van Deventer & Hoch American Value Fund (a series of Advisors Series Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "General Information" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York
February 7, 2001